Exhibit 99.1

NEWS

Cooper Tire & Rubber Company Reports Second Quarter 2018

Results In Line with Outlook; Revises Second Half Outlook

FINDLAY, Ohio, August 6, 2018 – Cooper Tire & Rubber Company (NYSE: CTB) today reported second quarter 2018 net income of $15 million, or diluted earnings per share of $0.30, compared with $45 million, or $0.85 per share, for the same period last year.

Second Quarter Highlights:

•	Consolidated unit volume decreased 2.1 percent compared to the prior year, with a decrease in the Americas segment, partially offset by an increase in the International segment.
•	Net sales decreased 3.1 percent to $698 million.
•	Operating profit was $33 million, or 4.7 percent of net sales.
•	Cooper repurchased $14 million of common stock at an average price of $26.66 per share.
•	The company began shipping the new Discoverer AT3™ all-terrain product line in mid-June.

“Cooper delivered second quarter results in line with our stated expectations, including operating profit margin of 4.7 percent of net sales, up slightly from the previous quarter,” said Brad Hughes, President & Chief Executive Officer. “While challenging industry conditions have continued longer than expected, we are confident in our strategic plan, as detailed at our recent investor event. We continue to make solid progress in our strategic initiatives, including expanding into new sales channels and driving sell-in with exciting new products, such as our new AT3 line. Cooper's brand strength and attractive value proposition, combined with our strategic initiatives, provide a solid foundation for volume and profit growth."

Consolidated Results:

Cooper Tire	Q2 2018 ($M)	Q2 2017 ($M)	Change
Net Sales	$698	$721	(3.1)%
Operating Profit	$33	$84	(61.1)%
Operating Margin	4.7%	11.7%	(7.0	) ppts.

Second quarter net sales were $698 million, a decrease of 3.1 percent compared with $721 million in the second quarter of 2017. Second quarter net sales were negatively impacted by $16 million of lower unit volume, $13 million of unfavorable price and mix and $6 million of favorable foreign currency impact.

Second quarter 2018 operating profit was $33 million compared with $84 million for the same period last year. Operating profit for the second quarter of 2017 has been restated to reclassify $9 million of other pension and postretirement benefit costs out of operating profit.

Operating profit for the second quarter included $21 million of higher manufacturing costs and $20 million of unfavorable price and mix, net of raw material costs. Higher manufacturing costs reflect the alignment of production to demand in order to control inventory levels. In addition, operating profit decreased $4 million related to lower unit volume. SG&A increased $6 million in the quarter due to higher professional fees related to strategic initiatives and mark-to-market cost of stock based liabilities.

Cooper's second quarter raw material index increased slightly from the second quarter of 2017. The raw material index increased 4.6 percent sequentially from 156.6 in the first quarter of 2018 to 163.8 in the second quarter of 2018.

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Cooper Tire Q2 2018—2

The effective tax rate for the second quarter was 12.6 percent, compared to 32.7 percent in the prior year. The second quarter 2018 tax rate includes the benefit of a lower blended U.S. statutory tax rate as a result of U.S. income tax reform and approximately $1 million of net discrete items recorded in the quarter. The rate is based on forecasted annual earnings and tax rates for the various jurisdictions in which the company operates.

At quarter end, Cooper had $180 million in cash and cash equivalents compared with $302 million at the end of the same period last year. Capital expenditures in the second quarter were $38 million compared with $45 million in the same period of last year.

Cooper generated a return on invested capital, excluding the impact of discrete tax items in the fourth quarter of 2017, of 10.3 percent for the trailing four quarters.

During the second quarter, 517,354 shares were repurchased for $14 million at an average price of $26.66 per share. Since share repurchases began in August 2014, the company has repurchased a total of 15.7 million shares at an average price of $34.12 per share.

Americas Tire Operations:

Americas Tire Operations	Q2 2018 ($M)	Q2 2017 ($M)	Change
Net Sales	$584	$615	(5.0)%
Operating Profit	$40	$91	(55.5)%
Operating Margin	6.9%	14.8%	(7.9	) ppts.

Second quarter net sales in the Americas segment declined 5.0 percent as a result of $23 million of lower unit volume, $6 million of unfavorable price and mix and $2 million of unfavorable foreign currency impact. Segment unit volume decreased 3.7 percent from the prior year, with unit volume decreases in North America and Latin America.

Cooper’s second quarter total light vehicle tire shipments in the U.S. decreased 3.3 percent. The U.S. Tire Manufacturers Association (USTMA) reported that its member shipments of light vehicle tires in the U.S. were down 0.6 percent. Total industry shipments (including an estimate for non-USTMA members) increased 4.2 percent for the period.

Second quarter operating profit was $40 million, or 6.9 percent of net sales, compared with $91 million, or 14.8 percent of net sales, a year ago. Operating profit for the second quarter was impacted by $25 million of unfavorable price and mix, as well as $2 million of higher raw materials cost. Operating profit was also impacted by higher manufacturing costs of $17 million, as production was adjusted to align with demand in order to control inventory levels. Additionally, the segment incurred $4 million of lower unit volume and other costs increased $3 million in the quarter, including increased SG&A.

International Tire Operations:

International Tire Operations	Q2 2018 ($M)	Q2 2017 ($M)	Change
Net Sales	$168	$151	10.9%
Operating Profit	$6	$3	110.1%
Operating Margin	3.4%	1.8%	1.6	ppts.

Second quarter net sales in the International segment increased 10.9 percent as a result of $5 million of favorable price and mix, $1 million of higher unit volume and $11 million of favorable foreign currency impact. Segment unit volume increased 0.7 percent from the prior year, driven by an increase in unit volume in Asia, which was partially offset by a slight unit volume decline in Europe.

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Cooper Tire Q2 2018—3

Second quarter operating profit was $6 million, or 3.4 percent of net sales, compared with $3 million, or 1.8 percent of net sales, a year ago. The increase was driven by $6 million of lower raw material costs, net of price and mix. Manufacturing costs were $4 million unfavorable, while other costs decreased $1 million in the quarter.

Outlook

“Due to continuing industry challenges and, in particular, rising raw material costs, we are revising our expectations for the balance of the year. Cooper now anticipates unit volume to be flat in 2018 compared to 2017, with a modest sequential improvement in operating profit margin in the second half of this year,” Hughes said. “We continue to believe that we have the right strategic plan in place and remain confident in our five-year financial targets, which include operating profit of 10 to 14 percent, as well as annual unit volume growth in the low- to mid-single digits and return on invested capital of 14 to 16 percent.”

Additional management expectations for 2018 include:

•	Effective tax rate in a range between 23 and 26 percent, and
•	Capital expenditures in a range between $200 and $220 million.

Second Quarter 2018 Conference Call Today at 10 a.m. Eastern

Management will discuss the financial and operating results for the second quarter, as well as the company’s business outlook, on a conference call for analysts and investors today at 10 a.m. EDT. The call may be accessed on the investor relations page of the company’s website at http://coopertire.com/Investors.aspx or at https://services.choruscall.com/links/ctb180806.html. Following the conference call, the webcast will be archived and available for 90 days at these websites.

A summary slide presentation of information related to the quarter is posted on the company's website at http://investors.coopertire.com/Quarterly-Results.

Forward Looking Statements

This release contains what the company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the company anticipates may happen with respect to the future performance of the industries in which the company operates, the economies of the U.S. and other countries, or the performance of the company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum-based products and natural gas or the unavailability of such raw materials or energy sources;
•	the failure of the company’s suppliers to timely deliver products or services in accordance with contract specifications;
•	changes to tariffs or trade agreements, or the imposition of new tariffs or trade restrictions, imposed on tires or materials or manufacturing equipment which the Company uses, including changes related to tariffs on automotive imports, as well as on tires, raw materials and tire-manufacturing equipment imported into the U.S. from China;
•	changes in economic and business conditions in the world, including changes related to the United Kingdom’s decision to withdraw from the European Union;
•	the impact of the recently enacted tax reform legislation;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	the failure to achieve expected sales levels;
•	changes in the company’s customer or supplier relationships or distribution channels, including loss of particular business for competitive, credit, liquidity, bankruptcy, restructuring or other reasons;

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Cooper Tire Q2 2018—4

•	consolidation or other cooperation by and among the company’s competitors or customers;
•	the ultimate outcome of litigation brought against the company, including product liability claims, which could result in commitment of significant resources and time to defend and possible material damages against the company or other unfavorable outcomes;
•	a disruption in, or failure of, the company’s information technology systems, including those related to cybersecurity, could adversely affect the company’s business operations and financial performance;
•	changes in pension expense and/or funding resulting from the company’s pension strategy, investment performance of the company’s pension plan assets and changes in discount rate or expected return on plan assets assumptions, or changes to related accounting regulations;
•	government regulatory and legislative initiatives including environmental, healthcare, privacy and tax matters;
•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;
•	a variety of factors, including market conditions, may affect the actual amount expended on stock repurchases; the company’s ability to consummate stock repurchases; changes in the company’s results of operations or financial conditions or strategic priorities may lead to a modification, suspension or cancellation of stock repurchases, which may occur at any time;
•	changes in interest or foreign exchange rates;
•	an adverse change in the company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;
•	failure to implement information technologies or related systems, including failure by the company to successfully implement ERP systems;
•	the risks associated with doing business outside of the U.S.;
•	the failure to develop technologies, processes or products needed to support consumer demand or changes in consumer behavior;
•	technology advancements;
•	the inability to recover the costs to develop and test new products or processes;
•	the impact of labor problems, including labor disruptions at the company, its joint ventures, or at one or more of its large customers or suppliers;
•	failure to attract or retain key personnel;
•	inaccurate assumptions used in developing the company’s strategic plan or operating plans or the inability or failure to successfully implement such plans or to realize the anticipated savings or benefits from strategic actions;
•	the costs and timing of restructuring actions and impairments or other charges resulting from such actions or from adverse industry, market or other developments;
•	risks relating to acquisitions including the failure to successfully integrate them into operations or their related financings may impact liquidity and capital resources;
•	changes in the company’s relationship with its joint-venture partners or suppliers, including any changes with respect to its former PCT joint venture’s production of Cooper-branded products;
•	the ability to find alternative sources for products supplied by PCT;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	inability to adequately protect the company’s intellectual property rights; and
•	inability to use deferred tax assets.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the company’s filings with the U.S. Securities and Exchange Commission (“SEC”).

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Cooper Tire Q2 2018—5

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures as defined under SEC rules.  Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with generally accepted accounting principles (“GAAP”).  The company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures.  Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.  As required by SEC rules, detailed reconciliations between the company’s GAAP and non-GAAP financial results are provided on the attached schedule.  The company believes return on invested capital (“ROIC”) provides additional insight for analysts and investors in evaluating the company’s financial and operating performance.  The company defines ROIC as the trailing four quarters’ after tax operating profit, utilizing the company's adjusted effective tax rate excluding discrete Q4 2017 tax items affecting comparability of results from period to period, divided by the total invested capital, which is the average of ending debt and equity for the last five quarters.  The company believes ROIC is a useful measure of how effectively the company uses capital to generate profits.

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About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:	Media Contact:
Jerry Bialek	Anne Roman
419.424.4165	419.429.7189
investorrelations@coopertire.com	alroman@coopertire.com

Cooper Tire & Rubber Company

Condensed Consolidated Statements of Income

(Unaudited)

(Amounts in thousands except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net sales	$698,408	$720,753	$1,299,904	$1,363,778
Cost of products sold	604,185	581,202	1,121,196	1,105,642
Gross profit	94,223	139,551	178,708	258,136
Selling, general and administrative expense	61,460	55,350	119,490	115,941
Operating profit	32,763	84,201	59,218	142,195
Interest expense	(8,417)	(8,210)	(16,108)	(16,037)
Interest income	1,988	1,755	4,303	3,557
Other pension and postretirement benefit expense	(6,967)	(9,369)	(13,953)	(18,693)
Other non-operating expense	(1,391)	(255)	(3,050)	(491)
Income before income taxes	17,976	68,122	30,410	110,531
Provision for income taxes	2,267	22,298	5,718	35,325
Net income	15,709	45,824	24,692	75,206
Net income (loss) attributable to noncontrolling shareholders' interests	701	514	1,400	(666)
Net income attributable to Cooper Tire & Rubber Company	$15,008	$45,310	$23,292	$75,872

Earnings per share:
Basic	$0.30	$0.86	$0.46	$1.44
Diluted	$0.30	$0.85	$0.46	$1.42

Weighted average shares outstanding:
Basic	50,436	52,796	50,636	52,815
Diluted	50,590	53,191	50,883	53,357

Segment information:
Net Sales
Americas Tire	$584,412	$615,356	$1,069,804	$1,146,715
International Tire	167,839	151,370	329,083	293,335
Eliminations	(53,843)	(45,973)	(98,983)	(76,272)

Operating profit (loss):
Americas Tire	$40,480	$90,884	$71,715	$161,669
International Tire	5,652	2,690	13,086	5,715
Unallocated corporate charges	(13,705)	(9,199)	(25,670)	(24,663)
Eliminations	336	(174)	87	(526)

Cooper Tire & Rubber Company

Condensed Consolidated Balance Sheets

(Unaudited)

(Dollar amounts in thousands)
	June 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$180,493	$302,386
Notes receivable	24,022	12,542
Accounts receivable	582,524	568,050
Inventories	580,095	578,763
Other current assets	59,600	44,853
Total current assets	1,426,734	1,506,594

Property, plant and equipment, net	964,158	899,589
Goodwill	53,960	53,673
Intangibles	125,979	138,210
Deferred income tax assets	54,006	137,247
Other assets	7,942	7,103
Total assets	$2,632,779	$2,742,416

Liabilities and Equity
Current liabilities:
Notes payable	$47,378	$38,374
Accounts payable	240,506	261,814
Accrued liabilities	262,233	272,016
Income taxes payable	2,295	25,451
Current portion of long-term debt	1,398	1,514
Total current liabilities	553,810	599,169

Long-term debt	295,017	296,179
Postretirement benefits other than pensions	255,527	247,258
Pension benefits	198,421	274,510
Other long-term liabilities	152,736	131,592
Deferred income tax liabilities	—	786
Total parent stockholders' equity	1,118,347	1,135,187
Noncontrolling shareholders' interests in consolidated subsidiaries	58,921	57,735
Total liabilities and equity	$2,632,779	$2,742,416

Cooper Tire & Rubber Company

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Dollar amounts in thousands)
	Six Months Ended June 30,
	2018	2017
Operating activities:
Net income	$24,692	$75,206
Adjustments to reconcile net income to net cash used in operations:
Depreciation and amortization	73,587	70,676
Stock-based compensation	2,627	2,575
Change in LIFO inventory reserve	2,411	(3,484)
Amortization of unrecognized postretirement benefits	18,396	20,939
Changes in operating assets and liabilities:
Accounts and notes receivable	(68,485)	(61,691)
Inventories	(74,104)	(94,490)
Other current assets	(12,572)	(15,541)
Accounts payable	(12,622)	(23,202)
Accrued liabilities	(13,970)	(21,011)
Other items	(18,599)	(33,223)
Net cash used in operating activities	(78,639)	(83,246)
Investing activities:
Additions to property, plant and equipment and capitalized software	(97,759)	(89,803)
Proceeds from the sale of assets	160	43
Net cash used in investing activities	(97,599)	(89,760)
Financing activities:
Net payments on short-term debt	10,718	(359)
Repayments of long-term debt	(1,013)	(600)
Payment of financing fees	(1,230)	—
Repurchase of common stock	(29,355)	(38,567)
Payments of employee taxes withheld from shared-based awards	(1,894)	(6,429)
Payment of dividends to Cooper Tire & Rubber Company stockholders	(10,623)	(11,081)
Issuance of common shares related to stock-based compensation	270	4,122
Net cash used in financing activities	(33,127)	(52,914)
Effects of exchange rate changes on cash	1,344	6,008
Changes in cash, cash equivalents, and restricted cash	(208,021)	(219,912)
Cash, cash equivalents, and restricted cash at beginning of year	392,306	524,249
Cash, cash equivalents, and restricted cash at end of period	$184,285	$304,337

Cooper Tire & Rubber Company

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands)

RETURN ON INVESTED CAPITAL (ROIC)

	Trailing Four Quarters Ended June 30, 2018			Trailing Four Quarters Ended June 30, 2018
Calculation of ROIC			Calculation of Effective Tax Rate
Adjusted operating profit		$226,265	Adjusted (non-GAAP) provision for income taxes (c)	$49,537
Adjusted (non-GAAP) effective tax rate	30.2%		Income before income taxes (d)	163,803
Income tax expense on adjusted operating profit	68,427		Adjusted (non-GAAP) effective tax rate (c)/(d)	30.2%
Adjusted operating profit after taxes (a)		157,838
Total invested capital (b)		$1,536,044
ROIC, including noncontrolling equity (a)/(b)		10.3%

Calculation of Invested Capital (five quarter average)

	Equity	Long-term debt	Current portion of long-term debt	Notes payable	Total invested capital
June 30, 2018	$1,177,268	$295,017	$1,398	$47,378	$1,521,061
March 31, 2018	1,204,026	295,221	1,446	41,043	1,541,736
December 31, 2017	1,185,756	295,987	1,413	39,450	1,522,606
September 30, 2017	1,232,225	296,084	1,464	36,056	1,565,829
June 30, 2017	1,192,922	296,179	1,514	38,374	1,528,989
Five quarter average	$1,198,439	$295,698	$1,447	$40,460	$1,536,044

Calculation of Trailing Four Quarter Income and Expense Inputs

Quarter-ended:	Operating profit as reported*	ASU 2017-07 Reclassification *	Adjusted operating profit	Provision for income taxes as reported	Adjustments to provision for income taxes**	Adjusted (non-GAAP) provision for income taxes**	Income before income taxes
June 30, 2018	$32,763	$—	$32,763	$2,267	$—	$2,267	$17,976
March 31, 2018	26,454	—	26,454	3,451	—	3,451	12,434
December 31, 2017	46,844	9,423	56,267	79,929	68,034	11,895	38,809
September 30, 2017	101,377	9,404	110,781	31,924	—	31,924	94,584
Trailing four quarters	$207,438	$18,827	$226,265	$117,571	$68,034	$49,537	$163,803

* - Prior to the adoption of ASU 2017-07 on January 1, 2018, all net periodic pension benefit costs were included within operating profit. Prior year quarters have been adjusted to reflect the adoption of the new accounting standard.

** - Fourth quarter 2017 provision for income taxes included $35,378 of deemed repatriation tax and $20,413 for the re-measurement of deferred tax assets related to U.S. tax reform. Q4 2017 also included a U.K. valuation allowance charge of $18,915, less the reversal of an Asia valuation allowance of $6,672. These items have been excluded from the provision for income taxes as they are deemed to impact the comparability of results from period to period.